Exhibit 10.13
TENTH AMENDMENT TO OFFICE/RETAIL LEASE
This TENTH AMENDMENT TO OFFICE/RETAIL LEASE (this "Tenth Amendment") is dated for reference purposes only effective as of December 31, 2017 (the "Effective Date" or "ED"), by and between KBSII 445 SOUTH FIGUEROA, LLC, a Delaware limited liability company ("Landlord"), and MUFG UNION BANK, N.A., a national banking association, formerly known as Union Bank, N.A. and Union Bank of California, N.A. ("Tenant").
RECITALS:
A.    Hines VAF UB Plaza, L.P., a Delaware limited partnership, as landlord (the "Original Landlord"), and Tenant, as tenant, entered into that certain Office/Retail Lease dated as of October 8, 2008 (the "Original Lease"), pursuant to which Landlord leased to Tenant and Tenant leased from Landlord that certain space as more particularly described in the Lease (the "Original Premises") in that certain building located at 445 South Figueroa Street, Los Angeles, California 90071 (the "Building").
B.    Original Landlord and Tenant entered into that certain First Amendment to Office/Retail Lease dated as of November 17, 2008 (the "First Amendment"), pursuant to which the parties (i) expanded the Original Premises to include the 28th Floor Expansion Space, and (ii) otherwise modified the terms of the Original Lease, all as more particularly described in the First Amendment.
C.    Original Landlord and Tenant entered into that certain Second Amendment to Office/Retail Lease dated as of July 10, 2009 (the "Second Amendment"), pursuant to which the parties (i) expanded the Original Premises and the 28th Floor Expansion Space to include the Second Amendment Expansion Space, and (ii) otherwise modified the terms of the Original Lease and the First Amendment, all as more particularly described in the Second Amendment.
D.    Original Landlord and Tenant entered into that certain Third Amendment to Office/Retail Lease dated as of April 14, 2010 (the "Third Amendment"), pursuant to which the parties modified certain of the terms of the Original Lease, the First Amendment and the Second Amendment, all as more particularly described in the Third Amendment.
E.    Original Landlord and Tenant entered into that certain Fourth Amendment to Office/Retail Lease dated as of August 10, 2010 (the "Fourth Amendment"), pursuant to which the parties (i) expanded the Original Premises, the 28th Floor Expansion Space and the Second Amendment Expansion Space to include the 35th Floor Expansion Space, and (ii) otherwise modified the terms of the Original Lease, the First Amendment, the Second Amendment and the Third Amendment, all as more particularly described in the Fourth Amendment.
F.    Landlord and Tenant entered into that certain Fifth Amendment to Office/Retail Lease dated as of October 31, 2010 (the "Fifth Amendment"), pursuant to which the parties modified certain of the terms of the Original Lease, the First Amendment, the Second Amendment, the Third Amendment and the Fourth Amendment, all as more particularly described in the Fifth Amendment.
G.    Landlord and Tenant entered into that certain Sixth Amendment to Office/Retail Lease dated as of February 15, 2011 (the "Sixth Amendment"), pursuant to which the parties converted certain visitor parking spaces into reserved parking spaces, all as more particularly described in the Sixth Amendment.
H.    Landlord and Tenant entered into that certain Seventh Amendment to Office/Retail Lease dated as of November 14, 2012 (the "Seventh Amendment"), pursuant to which the parties (i) expanded the Existing Premises to include the 34th Floor Expansion Space, and (ii) otherwise modified the terms of the Original Lease, the First Amendment, the Second Amendment, the Third Amendment, the Fourth

Amendment, the Fifth Amendment and the Sixth Amendment, all as more particularly described in the Seventh Amendment.
I.    Landlord and Tenant entered into that certain Eighth Amendment to Office/Retail Lease dated as of June 14, 2014 (the "Eighth Amendment"), pursuant to which the parties (i) expanded the Existing Premises by 24,475 rentable square feet to include that certain space containing approximately16,354 rentable square feet known as Suite 2700 and comprising the entire rentable area of the twenty-seventh (27th) floor of the Building, and that certain space containing approximately 8,121 rentable square feet known as Suite 2600 on the twenty-sixth (26th) floor of the Building, and (ii) otherwise modified the terms of the Original Lease, the First Amendment, the Second Amendment, the Third Amendment, the Fourth Amendment, the Fifth Amendment, the Sixth Amendment and the Seventh Amendment, all as more particularly described in the Eighth Amendment.
J.    Landlord and Tenant entered into that certain Ninth Amendment to Office/Retail Lease dated as of August 30, 2017 (the "Ninth Amendment"), pursuant to which the parties (i) reduced a portion of the Premises by approximately 15,546 rentable square feet commonly known as Suite 1800 and comprising the entire rentable area of the eighteenth (18th) floor of the Building, and approximately 16,400 rentable square feet commonly known as Suite 2100 and comprising the entire rentable area of the twenty-first (21st) floor of the Building, and (ii) otherwise modified the terms of the Original Lease, the First Amendment, the Second Amendment, the Third Amendment, the Fourth Amendment, the Fifth Amendment, the Sixth Amendment and the Seventh Amendment, all as more particularly described in the Eighth Amendment.
K.    The Original Lease, First Amendment, Second Amendment, Third Amendment, Fourth Amendment, Fifth Amendment, Sixth Amendment, Seventh Amendment, Eighth Amendment and the Ninth Amendment are collectively referred to herein as the "Lease" The Original Premises, 28th Floor Expansion Space, Second Amendment Expansion Space, 35th Floor Expansion Space, 34th Floor Expansion Space, Suite 2600 Expansion Space and Suite 2700 Expansion Space are sometimes collectively referred to herein as the "Existing Premises" Landlord is the successor-in-interest to Original Landlord as "Landlord" under the Lease.
L.    Capitalized terms which are used in this Ninth Amendment without definition have the meanings given to them in the Lease.
M.    Tenant desires to surrender to Landlord a portion of the Existing Premises, and the parties desire to memorialize Tenant's agreement to surrender to Landlord a portion of the Existing Premises, consisting of: (i) the entire fifth (5th) floor of the Building consisting of approximately 15,660 rentable square feet (the "Fifth Floor Premises"), (ii) the entire sixth (6th) floor of the Building consisting of approximately 15,660 rentable square feet (the "Sixth Floor Premises"), and (iii) the entire seventeenth (17th) floor of the Building consisting of approximately 15,829 rentable square feet (the "Seventh Floor Premises"), consisting of approximately 47,149 rentable square feet in the aggregate (collectively, the "Reduction Space") (the Existing Premises, less the Reduction Space, is referred to herein as the "Retained Premises"), and that the Lease be appropriately amended.
AGREEMENT:
NOW, THEREFORE, in consideration of the foregoing Recitals, the mutual covenants and agreements contained in this Tenth Amendment and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, Landlord and Tenant hereby agree as follows:
1.    Reduction of Premises. Tenant shall vacate and surrender the Seventh Floor Premises (the Seventeenth Floor Premises shall be referred to as the "First Reduction Space") to Landlord no later than March 31, 2018 (the "First Reduction Date"). Tenant shall vacate and surrender the Fifth Floor Premises and the Sixth Floor Premises (the Fifth Floor Premises and the Sixth Floor Premises shall be collectively referred to as the "Second Reduction Space") to Landlord no later than June 30, 2018 (the "Second Reduction Space"). Accordingly, commencing from and after the applicable Reduction Date and following Tenant's delivery of the applicable Termination Consideration (defined below), the applicable Reduction Space shall be deemed surrendered by Tenant to Landlord, the Lease as amended hereby (the "Amended Lease") shall be deemed terminated with respect to the applicable Reduction Space (except as to those provisions which expressly survive termination of the Lease), and the "Premises", as defined in the Lease, shall be deemed to mean the Retained Premises. As consideration for Landlord's agreement to accept Tenant's surrender of the Reduction Space, Tenant shall pay to Landlord a total of Seven Million Four Hundred Seventy Two Thousand Two Hundred Ninety-Eight and 90/100 Dollars ($7,472,298.90) (The "Termination Consideration"). The Termination Consideration shall be payable in two (2) installments, the first being due no later than March 1, 2018 in the amount of Two Million Six Hundred Seventeen Thousand Six Hundred Eighty Seven and 21/100 Dollars ($2,617,687.21) and the second installment being due no later than May 31, 2018 in the amount of Four Million Eight Hundred Fifty-Four Thousand Six Hundred Eleven and 69/100 Dollars ($4,854,611.69).
2.    Surrender of Reduction Space. Tenant shall vacate the First Reduction Space and Second Reduction Space (collectively, "Reduction Space") and surrender and deliver exclusive possession of the Reduction Space to Landlord on or before the applicable Reduction Date in broom clean condition and in accordance with Article 15 of the Lease, but otherwise in its "AS IS, WHERE IS, WITH ALL FAULTS," condition. However, notwithstanding anything in the Lease to the contrary, if upon Tenant's surrender of the Reduction Space there shall inadvertently remain in the Reduction Space any computer servers, desktop stations, laptops, paper files or other important, personal property which could reasonably be expected to contain customer information (collectively, the "Protected Items"), such Protected Items shall not become the property of, or be disposed of by, Landlord pursuant to the Lease; unless Landlord shall have provided at least five (5) business days' written notice to Tenant that such Protected Items remain in the Premises and grant Tenant access for Tenant to retrieve the Protected Items. In addition, and notwithstanding anything in the Lease to the contrary, Tenant shall not be obligated to remove any vertical cabling within the Second Reduction Space
3.    Base Rent for the Original Premises. Prior to the First Reduction Date, Tenant shall pay Base Rent for the Original Premises that excludes the Storage Space in accordance with the terms and conditions of the Lease. In addition, Tenant shall continue to pay Base Rent for the portion of the Premises located on the twentieth (20th), twenty-sixth (26th), twenty-seventh (27th) and twenty-eighth (28th) floors of the Building in accordance with the terms and conditions of the Lease. Commencing on the First Reduction Date and continuing until the date immediately preceding the Second Reduction Space, Tenant shall pay monthly installments of Base Rent for the Original Premises (as contracted to eliminate the First Reduction Space) that excludes the Storage Space (consisting of storage space on the B-1 and B-2 levels and 39th floor of the Building, containing 5,605 rentable square feet in the aggregate) in accordance with the following schedule, which schedule is calculated based on the Original Premises that excludes the Storage Space consisting of approximately 264,129 rentable square feet:

Period	Annual Base Rent	Monthly Installments of Base Rent	Annual Rental Rate per Rentable Square Foot
4/1/18- 6/30/18	$12,176,346.90	$1,014,695.58	$46.10
Commencing on the Second Reduction Date, Tenant shall pay monthly installments of Base Rent for the Original Premises (as contracted to eliminate the First Reduction Space and the Second Reduction Space) that excludes the Storage Space in accordance with the following schedule, which schedule is calculated based on the Original Premises that excludes the Storage Space consisting of approximately 232,809 rentable square feet:

Period	Annual Base Rent	Monthly Installments of Base Rent	Annual Rental Rate per Rentable Square Foot
7/1/18 - 1/31/19	$10,732,494.90	$894,374.58	$46.10
2/1/19 - 1/31/20	$11,000,225.25	$916,685.44	$47.25
2/1/20 - 1/31/21	$11,274,939.87	$939,578.32	$48.43
2/1/21 - 1/31/22	$11,556,638.76	$963,053.23	$49.64
4.    Tenant's Share of Direct Expenses for the Original Premises. Effective as of the First Reduction Date, Tenant's Share of Direct Expenses for the Original Premises shall be reduced to 43.40% based on the Original Premises, less the First Reduction Space, consisting of approximately 269,734rentable square feet and the Building consisting of approximately 607,517 rentable square feet. Effective as of the Second Reduction Date, Tenant's Share of Direct Expenses for the Original Premises shall be reduced to 39.24% based on the Retained Premises consisting of approximately 238,414 rentable square feet and the Building consisting of approximately 607,517 rentable square feet. Tenant shall continue to pay Tenant's Share of Direct Expenses for the portions of the Premises in accordance with the terms and conditions of the Amended Lease.
5.    Parking. Effective as of the First Reduction Date, Tenant's obligation to rent and pay parking charges for Building Parking Area Passes shall be reduced by three hundred twenty-one (321) Building Parking Area Passes, such that thereafter Tenant shall have the right to use and the obligation to pay for two hundred forty (240) Building Parking Area Passes for the Retained Premises, in accordance with the terms of the Amended Lease, which Building Parking Area Passes shall consist of twenty (20) non-executive reserved parking passes, and two hundred twenty (220) unreserved parking passes. As consideration for Landlord's agreement to accept Tenant's surrender of a portion of Tenant's Building Parking Area Passes in accordance with this Section 4, Tenant shall pay to Landlord Three Million Eight Hundred Eighty-Six Thousand Two Hundred Sixty-Three and 95/100 Dollars ($3,886,263.95) (the "Parking Pass Termination Consideration") no later than thirty (30) days prior to the First Reduction Date.
6.    Condition of the Retained Premises. Tenant acknowledges that it is presently in possession of the Retained Premises and is fully aware of the condition of the Retained Premises, and Landlord shall not be obligated to refurbish or improve the Retained Premises or to otherwise fund improvements for the Retained Premises in any manner whatsoever in conjunction with this Tenth Amendment, and Tenant hereby accepts the Retained Premises in its "AS-IS" condition. Pursuant to Section 1938 of the California Civil Code, Landlord hereby advises Tenant that as of the date of this Tenth Amendment neither the Retained Premises nor the Building has undergone inspection by a Certified Access Specialist. Further, pursuant to Section 1938 of the California Civil Code, Landlord notifies Tenant of the following: "A Certified Access Specialist (CASp) can inspect the Premises and determine whether the Premises comply with all of the applicable construction-related accessibility standards under state law. Although California state law does not require a CASp inspection of the Premises, the commercial property owner or lessor may not prohibit the lessee or tenant from obtaining a CASp inspection of the Premises for the occupancy or potential occupancy of the Jessee or tenant, if requested by the lessee or tenant. The parties shall mutually agree on the arrangements for the time and manner of any such CASp inspection, the payment of the costs and fees for the CASp inspection and the cost of making any repairs necessary to correct violations of construction-related accessibility standards within the Premises." Therefore and notwithstanding anything to the contrary contained in the Amended Lease, Landlord and Tenant agree that (a) Tenant may, at its option and at its sole cost, cause a CASp to inspect the Premises and determine whether the Premises complies with all of the applicable construction-related accessibility standards under California law, (b) the parties shall mutually coordinate and reasonably approve of the timing of any such CASp inspection so that Landlord may, at its option, have a representative present during such inspection, and (c) Landlord's and Tenant's responsibility for the cost of any repairs necessary to correct violations of construction-related accessibility standards within the Premises or the Building shall be determined in accordance with the applicable provisions of the Lease. Tenant further acknowledges that except as expressly provided in the Lease and this Amendment, neither Landlord nor any agent of Landlord has made any representation or warranty regarding the condition of the Retained Premises, the improvements, refurbishments, or alterations therein, if any, or the Building, or with respect to the functionality thereof or the suitability of any of the foregoing for the conduct of Tenant's business and that all representations and warranties of Landlord, if any, are as set forth in the Lease and this Amendment. Provided, however, notwithstanding the foregoing, Landlord shall continue to perform its repair and maintenance obligations with respect to the Retained Premises as required by the Lease.
7.    Brokers. Landlord and Tenant each hereby represents and warrants to the other that it has had no dealings with any real estate broker or agent in connection with the negotiation of this Tenth Amendment, and that it knows of no real estate broker or agent who is entitled to a commission in connection with this Tenth Amendment. Landlord and Tenant shall indemnify, defend and hold the other harmless from any and all claims, demands, losses, liabilities, lawsuits, judgments and costs and expenses (including, without limitation, reasonable attorneys' fees) with respect to any leasing commission, compensation or fees claimed by any broker or agent in connection with this Tenth Amendment or its negotiation by reason of any act of the indemnifying party.
8.    Authority. Each signatory of this Ninth Amendment on behalf of Tenant and Landlord represents hereby that he or she has the authority to execute and deliver the same on behalf of the party hereto for which such signatory is acting.
9.    No Other Modification. Landlord and Tenant agree that except as otherwise specifically modified in this Tenth Amendment, the Lease has not been modified, supplemented, amended, or otherwise changed in any way and the Lease remains in full force and effect between the parties hereto as modified by this Tenth Amendment. To the extent of any inconsistency between the terms and conditions of the Lease and the terms and conditions of this Tenth Amendment, the terms and conditions of this Tenth Amendment shall apply and govern the parties. This Tenth Amendment may be executed in counterparts, each of which shall be deemed an original, but all of which, together, shall constitute one and the same Amendment.
10.    SDN List. Landlord and Tenant each hereby represent and warrant that neither party nor any officer, director, employee, partner, member or other principal of such party is listed as a Specially Designated National and Blocked Person ("SDN") on the list of such persons and entities issued by the U.S. Treasury Office of Foreign Assets Control ("OFAC").
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IN WITNESS WHEREOF, the parties have executed this Tenth Amendment as of the date set forth above.
TENANT:
MUFG UNION BANK, N.A.,
a national banking association

By:	/s/ Larry W. Lawrence
Name: Larry W. Lawrence
Title: Director

LANDLORD:
KBSII 445 SOUTH FIGUEROA, LLC,
a Delaware limited liability company,

By:	KBS Capital Advisors, LLC, a
Delaware limited liability company,
its authorized agent

By:	/s/ Tim Helgeson
Name: Tim Helgeson
Title: Senior Vice President